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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports pertaining to Xoom, Inc. dated July 24, 1998 (except for the last paragraph of Note 8 as to which the date is July 28, 1998), pertaining to Paralogic Corporation dated July 20, 1998, pertaining to Global Bridges Technologies, Inc. dated July 10, 1998 and pertaining to Pagecount, Inc. dated July 7, 1998 (except for Note 6 as to which the date is July 24, 1998) included in the Registration Statement (Form S-1) and related Prospectus of Xoom, Inc. for the registration of its Common Stock.

                                          /s/ Ernst & Young LLP

Palo Alto, California                               /s/ Ernst & Young LLP
August 27, 1998